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                 November 8, 2022

       Brian Heller
       General Counsel
       AST SpaceMobile, Inc.
       2901 Enterprise Lane
       Midland, Texas 79706

                                                        Re: AST SpaceMobile,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 31,
2022
                                                            File No. 333-268087

       Dear Brian Heller:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at 202-957-9361 or Joshua Shainess,
       Legal Branch Chief, at 202-551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jared M. Fishman